EXHIBIT 4.1

CYTRX CORPORATION
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
 July 12, 2016
American Stock Transfer & Trust Company, LLC
40 Wall Street
New York, New York 10005
 Attention: Corporate Trust Department
Re:  Amendment No. 3 to Shareholder Protection Rights Agreement dated as of April 16, 1997, as amended by Amendments Nos. 1 and 2 thereto dated February 11, 2002 and March 30, 2007, respectively (as so amended, the "Rights Agreement"), between CytRx Corporation ("CytRx") and American Stock Transfer & Trust Company, LLC
Ladies and Gentlemen:
Pursuant to Section 5.4 of the Rights Agreement, by resolution duly adopted on July 12, 2016 by the Board of Directors of CytRx, the Rights Agreement is hereby amended as follows:
1. The definition of "Expiration Time" in Section 1.1 of the Rights Agreement is hereby deleted and replaced in its entirely with the following:
                "'Expiration Time' shall mean the earliest of (i) the Exchange Time, (ii) April 16, 2022 and (iii) upon the merger of the Company into another corporation pursuant to an agreement entered  into prior to a "Flip-In Date."
2. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.
3. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.
4. This Amendment No. 3 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.
5. This Amendment No. 3 may be executed in counterparts. Each such counterpart shall be deemed to be an original, and such counterparts, together, shall be deemed to be one and the same agreement.
6. This Amendment No. 3 shall be effective as of the date hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as           amended hereby.
Very truly yours,

Accepted and agreed to as of the date first written above:
American Stock Transfer & Trust Company

/s/ STEVEN A. KRIEGSMAN	/s/ MICHAEL A. NESPOLI
Name: Steven A. Kriegsman	Name: Michael A. Nespoli
Title: Chairman of the Board and Chief Executive Officer	Title: Executive Director